Exhibit 99.1

Generac Completes Refinancing of Senior Secured Credit Facility; Declares Special Cash Dividend of $5.00 Per Share

WAUKESHA, WISCONSIN, June 3, 2013 — Generac Holdings Inc. (NYSE: GNRC, the “Company”), a leading designer and manufacturer of generators and other engine powered products, announced today that it has completed the previously disclosed amendment and restatement of its senior secured term loan credit facility on May 31, 2013, pursuant to which it has incurred $1.2 billion of senior secured term loans to replace its prior term loan facilities. The new term loans will mature in 2020, with interest initially accruing at LIBOR plus 2.75% with a LIBOR floor of 0.75%.  Beginning in the second quarter of 2014, the spread to LIBOR of the new term loans can be reduced to LIBOR plus 2.50% to the extent that the Company’s net debt leverage ratio falls below 3.0 times.

Additionally, the Company has obtained a one-year extension of the maturity date of its existing $150 million senior-secured, asset-based revolving credit facility.  The extended revolving credit facility will terminate in 2018, and will continue to accrue interest on drawn proceeds using an availability-based pricing grid starting at LIBOR plus 2.0%.

As previously announced, the Company intends to use a portion of the proceeds from the new term loans to fund a special cash dividend to its stockholders of $5.00 per share, or approximately $342 million in the aggregate.  After paying off the outstanding principal and accrued interest on the prior term loan facilities, the remaining funds from the new term loans will be used for general corporate purposes and to pay related financing fees and expenses.

Following the closing of the new senior secured term loan facility and related borrowings thereunder, on May 31, 2013, the Company’s Board of Directors declared the special cash dividend of $5.00 per share.  The special cash dividend is payable to stockholders of record on June 12, 2013 and will be paid on June 21, 2013.  The Company has been informed by the New York Stock Exchange that the ex-dividend date is expected to be June 10, 2013, in accordance with its rules.

As a result of the closing on the $1.2 billion of senior secured term loans, the Company is updating its guidance for interest expense for the full-year 2013.  Interest expense is now expected to be in the range of $55.0 to $57.0 million, which includes $50.0 to $51.0 million of debt service costs, at current LIBOR rates, plus $5.0 to $6.0 million for deferred financing cost and original issue discount amortization.  Interest expense during the third quarter of 2013, the first full quarter under the new capital structure, is expected to be approximately $13.0 million, which includes approximately $2.0 million of deferred financing costs and original issue discount amortization.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac’s current expectations and projections relating to the Company’s financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could cause outcomes to differ materially from those anticipated in any forward-looking statements.  With respect to the forward-looking statement regarding future interest expense, examples of such factors could include an unexpected increase in LIBOR and changes in interest rate swap arrangements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made. Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOURCE: Generac Holdings Inc.

Generac Holdings Inc.
York A. Ragen
Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

or

Michael W. Harris
Director - Finance and Investor Relations
(262) 544-4811 x2675
Michael.Harris@generac.com